SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

ELECTRO RENT CORPORATION

(Name of Registrant as Specified in Its Charter)

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ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 9, 2003

DEAR SHAREHOLDERS:

     You are cordially invited to attend the 2003 Annual Meeting of Shareholders of ELECTRO RENT CORPORATION to be held on Thursday, October 9, 2003, at 10:00 o’clock A.M., at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512. At the meeting we will:

1.	Elect seven directors to serve as members of our Board of Directors until the next Annual Meeting or until their successors are elected.

2.	Approve the selection of Deloitte & Touche LLP as our independent auditors.

3.	Transact and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Shareholders of record at the close of business on August 11, 2003 are entitled to vote at the Annual Meeting. We urge you to vote your shares promptly by signing, dating and marking the enclosed proxy. You have the right to revoke your proxy before it is exercised by giving us written notice any time before the Annual Meeting.

     All shareholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy.

By Order of the Board of Directors

/s/ Steven Markheim Steven Markheim, Secretary

DATED: August 11, 2003

Your vote is important, whether or not you expect to attend the Annual Meeting of Shareholders, please mark, date, sign and return promptly the enclosed proxy in the stamped return envelope provided. Your prompt return of the proxy will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

The Annual Meeting is on October 9, 2003. Please return your proxy in time.

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
COMPARISON OF TOTAL SHAREHOLDER RETURN
Cumulative Five Year Total Return Value of $100 Invested on May 31, 1998 Fiscal Years Ended May 31
PROPOSAL 2 APPROVAL OF SELECTION OF INDEPENDENT AUDITORS
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR PRESENTATION AT 2004 ANNUAL MEETING
OTHER MATTERS

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held On Thursday, October 9, 2003

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

Unless otherwise noted (1) the terms “Electro Rent,” “we,” “us,” and “our,” refer to Electro Rent Corporation and its subsidiaries, (2) the terms “Common Stock” and “shareholder(s)” refer to Electro Rent’s common stock and the holders of that stock, respectively, and (3) the term “Board” refers to our Board of Directors.

     We are furnishing this Proxy Statement to you in connection with our solicitation of proxies at our Annual Meeting of shareholders on October 9, 2003, and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended May 31, 2003. However, the Annual Report is not intended to be a part of this Proxy Statement or a solicitation of proxies. We are first mailing this Proxy Statement and the accompanying form of proxy on or about August 11, 2003.

Time, Place and Purposes

     We will hold our Annual Meeting at our offices, located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 on Thursday, October 9, 2003 at 10:00 A.M., local time. At the Annual Meeting, we will ask you:

•	To elect seven directors to serve as members of our Board until the next Annual Meeting or until their successors are elected.

•	To approve the selection of Deloitte & Touche LLP as our independent auditors.

     Although we are not aware of any other matters to be submitted to our shareholders at the Annual Meeting, any other business which properly comes before the meeting may be transacted at the meeting. If other matters do properly come before the meeting, the persons named in the enclosed proxy may vote on such matters in accordance with their best judgment.

Record Date; Voting Rights; Votes Required for Approval

     Our Board has fixed the close of business on August 11, 2003 as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the record date will be entitled to vote at the Annual Meeting.

     As of August 11, 2003, the record date, there were 24,824,015 shares of Common Stock issued and outstanding. Each share is entitled to one vote.

     Holders of a majority of the issued and outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The seven nominees for the Board receiving the greatest numbers of votes at the meeting will be elected to the seven director positions. The selection of Deloitte & Touche LLP as our independent auditors must be approved by the shareholders holding a majority of shares present, or represented, and voting at the Annual Meeting, assuming the required quorum is present. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

Voting and Revocation of Proxies

     All shares represented by valid proxies that we receive before the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, the related shares will be voted “FOR” that proposal. Unless you indicate otherwise, your proxy card also will confer discretionary authority on the board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting.

     You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary by mail or by facsimile, by submitting a subsequent later-dated proxy or by voting in person at the Annual Meeting.

Costs of Solicitation

     We will pay the expenses of printing, assembling and mailing this Proxy Statement. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication. We may also make arrangements with brokerage firms and custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Common Stock held of record by such persons as of the record date. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

Recommendation of our Board

     Our Board unanimously recommends that you vote “FOR” each of the nominees to be elected to the Board and “FOR” the selection of Deloitte & Touche LLP as our independent auditors.

     If you sign and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the record date the holdings (i) by each person who we know owns 5% or more of our Common Stock, (ii) each of our directors, (iii) each person named in the summary compensation table, and (iv) by all directors and officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Stock

	Number of	Percent of
Name and Address of Owner(1)	Shares(2)	Class(2)

Private Capital Management(3)	5,671,732	22.85%
7295 Tilden Lane Naples, Florida 34108
Daniel Greenberg(2)(4)	4,144,406	16.67%
T. Rowe Price Associates, Inc.(5)	3,718,450	14.98%
100 East Pratt Street Baltimore, Maryland 21202
Phillip Greenberg(6)	2,404,773	9.69%
William Weitzman(2)(7)	455,939	1.83%
Gerald D. Barrone	32,468	*
Nancy Y. Bekavac	22,883	*
Craig R. Jones (2)	26,290	*
Joseph J. Kearns	4,389	*
S. Lee King	35,060	*
Steven Markheim(2)	113,969	*
Gary B. Phillips(2)	133,206	*
James S. Pignatelli	2,712	*
Executive Officers and Directors as a Group (17 Persons)	5,133,160 (8)	18.07%

*	Less than 1%.

(1)	The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, unless otherwise set forth in the table.

(2)	Any shares which are available under options which are currently exercisable or which will become exercisable within 60 days after the date as of which information in this table is provided are considered to be outstanding for the purpose of computing the percentage of outstanding shares owned by such person, but are not considered outstanding for the purpose of computing the percentage of shares owned by any other person. The number of shares in this table includes shares issuable upon exercise of options currently exercisable or exercisable within 60 days after the date as of which information in this table is provided as follows: Mr. Daniel Greenberg (referred to as “Mr. Greenberg”), 40,000 shares; Mr. Weitzman, 111,292 shares; Mr. Phillips, 124,917 shares; Mr. Markheim, 101,584 shares, and Mr. Jones, 26,167 shares.

(3)	Based upon information disclosed in the Form 13F filed by Private Capital Management on May 15, 2003, it beneficially owns 5,671,732 shares. Based upon information contained in the Schedule 13G filed by Private Capital Management on February 14, 2003, it has sole voting and disposition power with respect to no shares and has shared voting and disposition power with respect to 5,721,932 shares. Bruce S. Sherman has sole voting and disposition power with respect to 48,600 shares and has shared voting and disposition power with respect to 5,726,432 shares. Gregg J. Powers has sole voting and disposition power with respect to 9,000 shares and has shared voting and disposition power with respect to 5,721,932 shares.

(4)	Based upon information contained in the Schedule 13G filed by Daniel Greenberg on February 14, 2003, Mr. Greenberg has sole voting and disposition power with respect to 3,982,910. The 4,144,406 shares reflected in the table include: (a) 121,496 shares held by The Mayer Greenberg Foundation, which Daniel Greenberg has the right to vote, but as to which he disclaims beneficial ownership, and (b) 40,000 shares issuable upon options currently exercisable or exercisable within 60 days after the date as of which information in this table is provided.

(5)	Based upon information contained in the Schedule 13G filed by T. Rowe Price Associates, Inc. on January 30, 2003, it has sole voting power with respect to 924,550 shares and sole dispositive power with respect to 3,718,450 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,005,400 shares, but does not have sole or shared dispositive power to any shares.

(6)	Based upon information contained in the Schedule 13G filed by Phillip Greenberg on February 5, 2002, Mr. Phillip Greenberg has sole voting and disposition power with respect to 2,404,773 shares.

(7)	150,743 of these shares are held in a revocable family trust.

(8)	Based on publicly available share ownership information and includes (a) 605,812 shares underlying options held by executive officers and directors that are currently exercisable or exercisable within 60 days after the date as of which information in this table is provided, (b) 417,503 shares held by the ESOP for the benefit of such executive officers and directors, and (c) 121,496 shares held by The Mayer Greenberg Foundation, which Daniel Greenberg has the right to vote but as to which he disclaims beneficial ownership.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Board has nominated the following seven persons as directors to serve until the next Annual Meeting, or until their successors have been duly elected and qualified. Each of the nominees is now a director of Electro Rent. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Electro Rent. The seven nominees receiving the greatest numbers of votes at the meeting will be elected to the seven director positions. Our Board recommends that you vote FOR each of the nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s seven nominees named below. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by our present Board to fill the vacancy. The schedule below sets forth with respect to each nominee for election (1) his or her age, (2) when he or she first became a director, and (3) his or her occupation and business experience during the past five years.

Name and Principal Occupation	Age	Director Since

Gerald D. Barrone(1)	72	1987
Retired
Nancy Y. Bekavac(2)	56	1992
President, Scripps College
Daniel Greenberg(3)	62	1976
Chief Executive Officer and Chairman of the Board of Electro Rent
Joseph J. Kearns(4)	61	1988
President, Kearns Associates, an investment consulting firm
S. Lee Kling(5)	74	1996
Chairman of the Board of Kling Rechter & Co., a merchant banking corporation
James S. Pignatelli(6)	59	2002
Chairman, President and Chief Executive Officer of Unisource Energy Corporation
William Weitzman	64	1974
President and Chief Operating Officer of Electro Rent

(1)	From 1991 until 1998 Mr. Barrone was a director of Coast Federal Bank.

(2)	Ms. Bekavac has been President of Scripps College since 1990.

(3)	See “Principal Shareholders.”

(4)	From 1982 to 1998 Mr. Kearns was Vice President and Chief Financial Officer of the J. Paul Getty Trust. He is a trustee of MAS Funds and Southern California Edison Nuclear Decommissioning Trust.

(5)	Mr. Kling is a director of Bernard Chaus, Inc., Engineered Support Systems, Inc., Falcon Products, Inc., Kupper Parker Communications, Inc. and National Beverage Corp.

(6)	Mr. Pignatelli has been Chairman, President and Chief Executive Officer of Unisource Energy Corporation since 1998. He is a director of KFX, Inc.

     Executive Officers.

     The schedule below sets forth the name, age and office or offices of each of our executive officers. No executive officer is related by blood, marriage or adoption to any other executive officer, director or nominee for director. Each executive officer has been employed by Electro Rent for more than five years.

			Held Office or
Name	Age	Office or Offices	Offices Since

Daniel Greenberg	62	Chairman of the Board and Chief Executive Officer	1979
William Weitzman	64	President and Chief Operating Officer	1982
Gary B. Phillips	51	Senior Vice President	1983
Steven Markheim	50	Vice President, Administration and Secretary	1987
Craig R. Jones	57	Vice President and Chief Financial Officer	1990
Richard E. Bernosky	47	Vice President, Product Management	1993
Dennis M. Clark	49	Vice President and General Manager — Computer Products and Services Group	1994
Thomas A. Curtin	50	Vice President, Sales — Eastern Region and Canada	1994
Ronald J. Deming	54	Vice President, Distribution and Technical Services	1998
Craig R. Burgi	50	Vice President, Sales — Computer Products	1998
John Hart	54	Vice President, Sales — Western Region	1998
Peter M. Shapiro	59	Vice President, Human Resources	1998

Board and Committees.

     The Board meets quarterly and also takes action as required by unanimous written consent. The Board has four standing committees described below. Overall attendance at board and committee meetings exceeded 95%, and no director attended less than 75% of the meetings in fiscal 2003.

     Director Compensation. Directors who are employees receive no additional compensation for their services as directors. Directors who are not employees are paid:

•	An annual cash retainer of $20,000, which a director may elect to defer in exchange for options under the 1996 Director Stock Option Plan as described below.

•	$1,000 for each board meeting which he or she attends.

•	$1,000 for each meeting of the Compensation and Audit Committees which he or she attends.

     Upon election to the Board for the first time, each non-employee director receives a stock option covering 5,000 shares of our Common Stock. Each director who is reelected receives an additional stock option covering 2,000 shares of our Common Stock. These options have a five year term, are granted at not less than the current fair market value, and vest over the following two years.

     Audit Committee. The Audit Committee’s primary function is to review the financial information to be provided to Electro Rent’s shareholders, the financial reporting process, the system of internal controls, the audit process and Electro Rent’s process for monitoring compliance with laws and regulations.

     Audit Committee Charter. Under our Audit Committee Charter, the Audit Committee is solely responsible for:

•	Hiring and firing the independent auditors for Electro Rent;

•	Resolving any disagreement between the auditors and management; and

•	Approving all non-audit services performed by Electro Rent’s auditors, subject to a de minimis exception.

     With respect to the committee’s membership:

•	The members of the Audit Committee are Joseph J. Kearns, Gerald D. Barrone and S. Lee King, and our Board has affirmatively determined that the members of the Audit Committee are “independent,” meaning that no member has a material relationship with Electro Rent (either directly or as a partner, shareholder or officer of an organization that has a relationship with Electro Rent).

•	The Chair of the Audit Committee is Mr. Kearns, who has sufficient accounting or financial management experience to protect the interests of Electro Rent’s shareholders, evaluate financial statements, understand general accounting principles, GAAP reporting, and monitor and evaluate internal audit controls as well as the overall audit process and compliance with laws and regulations.

•	At least one member of the Audit Committee has accounting or financial management experience sufficient to qualify as a “financial expert” under the rules issued by the SEC and the NASD.

•	No member of the Audit Committee sits on audit committees for more than two other public companies, except for Mr. Lee Kling, whose appointment to the Audit Committee has been explicitly approved by the Board.

•	Each member of the Audit Committee has one vote.

•	No Audit Committee member receives any compensation from Electro Rent, other than as a director and/or as a member of any committee appointed by the Board.

     In performing its duties, the Audit Committee seeks to maintain free and open communication between the directors, the independent auditors, the internal auditors and the financial management of Electro Rent. The Audit Committee is intended to provide an independent and, as appropriate, confidential forum in which interested parties can freely discuss information and concerns. In carrying out its oversight duties, among other things, the Audit Committee:

•	Meets in an executive session at least quarterly, or more frequently as circumstances dictate.

•	Inquires quarterly of the independent auditors of their views about Electro Rent’s choices of accounting principles and how disclosure practices may affect public views and attitudes about Electro Rent.

•	Reviews at least quarterly with financial management and the independent auditors (a) the financial statements contained in the quarterly and annual reports to shareholders; (b) critical financial reporting issues, policies and practices, (c) significant period-end adjustments; and (d) the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used and particularly, the degree of aggressiveness or conservatism of our accounting principles and underlying estimates and other significant decisions made in preparing the financial statements.

•	Reviews with financial management and the independent auditors quarterly and annual earnings releases and press releases containing historical or forward-looking financial information before the reports are filed with the SEC, or other regulators, or the releases are published.

     Audit Committee Meetings in fiscal 2003. The Audit Committee met six times during fiscal 2003.

REPORT OF THE AUDIT COMMITTEE

     The material in this report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2003 with the management of the Company.

The Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards 61.

The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the independent auditors their independence.

Based upon the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K (as incorporated by reference from the Company’s annual report to shareholders).

Dated: August 11, 2003

AUDIT COMMITTEE

Joseph J. Kearns, Chairman Gerald D. Barrone S. Lee Kling

Nominating and Governance Committee.

     Duties. The Nominating and Governance Committee is generally responsible for:

•	Proposing a slate of directors for election by the stockholders at each annual meeting.

•	Proposing candidates to fill any vacancies.

•	Recommending the duties, and members, of Committees of the Board.

•	Assessing the performance of the Board.

•	Considering other issues related to the governance of the Company.

     The Nominating Committee will consider nominations for directors from shareholders. Such nominations should be sent to our Corporate Secretary, and include the name and qualifications of the nominee. All such recommendations will be brought to the attention of the Nominating Committee.

     Nominating and Governance Committee Members. All of the Board members except Messrs. Greenberg and Weitzman serve as members of the Nominating and Governance Committee. The Chair of the Nominating and Governance Committee is Ms. Bekavac.

     Nominating and Governance Committee Meetings. The Nominating and Governance Committee did not meet during fiscal 2003. The slate of directors included in this Proxy Statement was selected by the Nominating and Governance Committee at a meeting held on July 9, 2003.

Compensation and Stock Option Committee.

Duties. The Compensation and Stock Option Committee (the “Compensation Committee”) is generally responsible for:

•	Reviewing the compensation of officers and key employees.

•	Making recommendations to the Board regarding amounts of or changes in compensation including:

•	Bonuses.

•	Stock options.

•	Other management incentives.

•	Granting options under our 2002 Stock Option Plan (the “2002 Option Plan”) and our 1996 Stock Option Plan (the “1996 Option Plan”), and administering our 1990 Stock Option Plan (the “1990 Option Plan”) and our Stock Option Deferred Compensation Plan (the “Deferred Option Plan,” and together with our 2002 Option Plan, our 1996 Option Plan and our 1990 Option Plan, our “Option Plans”). Our Option Plans are described below under “Executive Compensation.” Options to purchase 523,750 shares were granted under the 2002 Option Plan in fiscal 2003.

     Compensation and Stock Option Committee Members. All of the Board members except Messrs. Greenberg and Weitzman serve as members of the Compensation Committee. The Chair of the Compensation Committee is Mr. Kling.

     Compensation Committee Meetings. The Compensation Committee met once during fiscal 2003.

Director Option Plan Committee.

     Duties. Our 1996 Director Option Plan (the “Director Option Plan”) permits the grant of nonstatutory stock options covering a maximum of 100,000 shares to our directors who are not employed by Electro Rent or its subsidiaries. Such options are exercisable during the lifetime of the optionee only by the optionee and are not transferable by the optionee other than by will or by the laws of descent and distribution.

     Non-employee directors receive options under the Director Option Plan by electing to defer all or a portion of their annual retainer and receive nonqualified options equivalent to the amount of the deferred director’s fees divided by 75% of the fair market value per share on the date of grant. Upon exercise of the options, the director pays 25% of the fair market value per share on the date of grant. The term of an option granted under this plan is five years. The Director Option Plan Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; however, in no event can an option be exercised before the first anniversary of the date of grant. Upon exercise of any option granted under the Director Option Plan, the exercise price must be paid in cash.

     Director Option Plan Committee Members. The members of the Director Stock Option Committee are Messrs. Greenberg and Weitzman, both of whom are ineligible to receive options under the Director Option Plan.

     Director Option Plan Committee Meetings. The Director Option Plan Committee did not meet during fiscal 2003.

     Options Granted under Director Option Plan. Options to purchase 4,954 shares of Common Stock were granted under the Director Option Plan during fiscal 2003.

Compliance With Section 16 of the Securities Exchange Act of 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than ten percent of the Company’s Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership and reports of changes in beneficial ownership of the Company’s Common Stock. Directors, executive officers and greater-than-ten-percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of reports filed with the SEC and submitted to the Company and on written representations by certain directors and executive officers of the Company, the Company believes that all of the Company’s directors and executive officers filed all required reports on a timely basis during the past fiscal year.

Transactions With Management.

     Mr. Greenberg personally rents approximately 600 square feet of space in our building located at 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512, at rates comparable to those paid by other third party tenants.

EXECUTIVE COMPENSATION

     The summary compensation table set forth below reflects information concerning annual and long-term compensation we paid to our chief executive officer and to each of the other four most highly compensated executive officers (the “Named Executive Officers”) for their services to Electro Rent and its subsidiaries in all capacities for the fiscal years ended May 31, 2003, 2002 and 2001.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

				Other	Restricted			All Other
				Annual Comp-	Stock		LTIP	Compen-
Name and Principal Position	Year	Salary($)	Bonus($)	ensation($)(1)	Award(s)($)	Options(#)	Payouts ($)	sation($)(2)

Daniel Greenberg	2003	$385,000	$80,000			120,000		$22,458
Chairman of the Board and	2002	385,000	115,000	0	0	0	0	25,196
Chief Executive Officer	2001	385,000	375,000	0	0	0	0	25,592
William Weitzman	2003	$335,000	$70,000			80,000		$25,347
President and	2002	335,000	105,000	0	0	0	0	23,152
Chief Operating Officer	2001	335,000	350,000	0	0	19,500	0	24,658
Gary B. Phillips	2003	$210,000	$55,000			50,000		$9,962
Senior Vice President	2002	210,000	70,000	0	0	0	0	11,933
	2001	210,000	190,000	0	0	11,000	0	12,425
Steven Markheim	2003	$195,000	$45,000			40,000		$9,274
Vice President and	2002	195,000	60,000	0	0	0	0	13,254
Secretary	2001	195,000	150,000	0	0	11,000	0	12,406
Craig R. Jones	2003	$150,000	$18,000			20,000		$9,307
Vice President and	2002	150,000	25,000	0	0	0	0	7,687
Chief Financial Officer	2001	148,000	50,000	0	0	6,000	0	8,627

(1)	The value of perquisites and other personal benefits has not been included for fiscal years 2003, 2002 and 2001, since the value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

(2)	All Other Compensation for fiscal year 2003 includes the following for Messrs. Greenberg, Weitzman, Phillips, Markheim and Jones: (i) Company matching contributions to the 401(k) Savings Plan of $5,334, $4,819, $6,123, $5,697 and $5,358 for each Named Executive Officer, respectively, (ii) Company contributions to the Supplemental Executive Retirement Plan of $8,571; $7,072; $2,000; $2,107; and $0 on behalf of the Named Executive Officers, respectively, to match a portion of 2003 pretax elective deferred contributions (included under salary) made by each person to such plans, and (iii) Electro Rent payments of term life insurance premiums of $8,552; $13,457; $1,839; $1,470; and $3,949 on behalf of the Named Executive Officers, respectively.

Stock Option Plans.

     Option Plans. The Company is currently authorized to issue options to its officers, employees, directors and consultants of the Company under the 2002 Option Plan and the 1996 Option Plan. Options to purchase 523,750 shares were granted to employees in fiscal 2003, all under the 2002 Option Plan. At May 31, 2003, the 2002 Option Plan had options covering 518,750 shares of Common Stock outstanding and 981,250 shares available for future grants and the 1996 Option Plan had options covering 486,925 shares of Common Stock outstanding and 114,067 shares available for future grants. In addition, options to purchase an aggregate of 138,500 shares of Common Stock remain outstanding under the Company’s 1990 Stock Option Plan, although no new options may be issued under that plan.

     The Option Plans are administered by the Compensation Committee. Members of that Committee receive only the standard annual option grants applicable to all non-employee Directors. Each option is evidenced by written agreement in a form approved by the Compensation Committee. No options granted under the Option Plans are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

     Under the Option Plans, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to employees who hold more than ten percent of the voting power of Electro Rent’s capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than 85% of the fair market value of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a ten percent holder). The Compensation Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. Upon exercise of any option granted under the Option Plans, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

     Deferred Option Plan. The Deferred Option Plan permits selected executives to defer receipt of common stock deliverable upon exercise of eligible stock options. To participate in this plan, the executive exercises his or her options by delivering or committing to deliver shares of Company stock owned by him or her with a value equal to the aggregate exercise price of the option. However, the Company actually issues the shares (although the shares are deemed outstanding for accounting purposes) only upon the executive’s death, retirement, termination of employment or certain other events. No executive chose to defer any gains under the Deferred Option Plan during fiscal 2003.

     Director Option Plan. The Director Option Plan permits the grant of nonstatutory stock options to our directors who are not employed by Electro Rent or its subsidiaries. At May 31, 2003, the Director Option Plan had 46,995 shares of Common Stock remaining for future grants.

     The Director Option Plan is administered by Messrs. Greenberg and Weitzman, both of whom are ineligible to receive options under the plan. Each option is evidenced by written agreement in a form approved by the Director Option Plan Committee. No options granted under the Director Option Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

     Under the Director Option Plan, non-employee directors may elect to defer all or a portion of their annual retainer and receive nonqualified options equivalent to the amount of the deferred director’s fees divided by 75% of the fair market value per share on the date of grant. Upon exercise of the options, the director pays the remaining 25% of the fair market value per share on the date of grant. The term of an option granted under this plan is five years. The Director Option Plan Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options; however, in no event can an option be exercised before the first anniversary of the date of grant. Upon exercise of any option granted under the Director Option Plan, the exercise price must be paid in cash.

     The following table sets forth certain information, as of May 31, 2003, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans.

			Number of securities
	(a)		remaining available for
	Number of securities to be	(b)	issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans (excluding
	outstanding options,	price of outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders	1,167,005	$11.82	1,142,312 (1)
Equity compensation plans not approved by security holders	0	0	0
Total	1,167,005	$11.82	1,142,312

(1)     This number includes 981,250 shares of common stock reserved for issuance under the 2002 Option Plan, 114,067 shares available for issuance under the 1996 Option Plan and 46,995 shares available for issuance under the Director Option Plan. It does not include shares under the 1990 Stock Option Plan, under which no new options may be granted.

Option Grants in Last Fiscal Year.

     The table below shows information regarding grants of stock options made to the Named Executive Officers under the Company’s 2002 Stock Option Plan during fiscal 2003. The amounts shown for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full five year term of the options. The amounts of potential realizable values for all shareholders for the corresponding increases in the market value of 24,824,015 outstanding shares of the Company’s stock held by all shareholders as of August 11, 2003, at the 5% and 10% assumed annualized rates over a term of 10 years, would total approximately $181.5 million and $459.9 million, respectively. No gain for optionees is possible without an increase in stock price, which increase will benefit all shareholders proportionally. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and Company stockholdings are dependent on the future performance of the Company’s stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

					Potential Realizable
					Value at Assumed Annual
					Rates of Stock
					Appreciation for
	Individual Grants (1)				Option Term (1)

		% of Total Options
		Granted to
	Options Granted	Employees in	Exercise or Base
Name	(#)	Fiscal Year	Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Daniel Greenberg	120,0000	23.49%	$11.31	7/11/07	$374,969	$828,584
William Weitzman	80,0000	15.66%	$11.31	7/11/07	$249,980	$552,389
Gary B. Phillips	50,0000	9.79%	$11.31	7/11/07	$156,237	$345,243
Steven Markheim	40,0000	7.83%	$11.31	7/11/07	$124,990	$276,195
Craig R. Jones	20,0000	3.92%	$11.31	7/11/07	$62,495	$138,097

(1) All stock options were awarded at the fair market value of the shares of the Company’s stock at the date of award, have a term of five years and vest over a 3-year period with 33 1/3% vesting on each of the first, second and third anniversary of the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table summarizes for each of the Named Executive Officers the number of stock options exercised during fiscal 2003, the aggregate dollar value realized upon exercise, the total number of unexercised options held at May 31, 2003, and the aggregate dollar value of in-the-money, unexercised options held at May 31, 2003. “Value Realized” is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. “Value of Unexercised, In-The-Money Options at Fiscal Year-End” is the difference between its exercise or base price and the fair market value of the underlying stock on May 31, 2003, which was $10.20 per share. The values in that column, unlike the amounts set forth in the column headed “Value Realized,” have not been, and may never be, realized. The underlying options have not been, and may not be, exercised; actual gains, if any, on exercise will depend on the value of our Common Stock on the date of exercise. There can be no assurance that these values will be realized.

					Value of Unexercised
			Number of Unexercised		In-the Money Options
	Shares		Options at Fiscal Year-End(#)		at Fiscal Year-End ($)(1)
	Acquired	Value
Name	on Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel Greenberg	0	$0	40,000	80,000	$0	$0
William Weitzman	28,126	$224,357	111,292	58,208	$0	$0
Gary B. Phillips	0	$0	124,917	36,083	$98,250	$0
Steven Markheim	0	$0	101,594	29,416	$65,500	$0
Craig R. Jones	0	$0	26,167	14,833	$0	$0

(1) In-the-Money Options are those where the fair market value of the underlying securities exceeds the exercise or base price of the option.

Other Employee Benefit Plans.

     We maintain a Savings Plan (the “401(k) Plan”), which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and a frozen Employee Stock Ownership Plan. Under Section 401(k) of the Code, contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and our contributions will be deductible by us when made.

     All of our employees who have attained 18 years of age become eligible to participate in the 401(k) Plan after one year of employment. We have the option to match contributions of participants at a rate determined by our management each year. For participants with three or more years of service, we also may elect to make additional discretionary matching contributions in excess of the rate elected for participants with less than three years of service.

     Cash contributions by the Company to our 401(k) Plan were $335,000, $441,000 and $670,000 for fiscal years 2003, 2002 and 2001, respectively. Most of these contributions are based on a formula for matching employee contributions, while a portion is a discretionary contribution determined annually by our Board, which is then split among the Company’s employees based on applicable law.

Employment Agreements.

     Our CEO, Daniel Greenberg, and our President, William Weitzman, are employed pursuant to written employment contracts containing a rolling three year term. We entered into these employment agreements in 1986 and amended these agreements in November 1988. Both agreements and were further amended and restated in July 1992, and further amended in October 2001. None of our other executive officers are employed pursuant to a formal written employment agreement. The terms of the employment agreements of Messrs. Greenberg and Weitzman are described in the report of our Compensation Committee.

     CEO Compensation. For the fiscal year ended May 31, 2003 Mr. Greenberg was paid:

•	Base salary of $385,000.

•	Bonus of $80,000.

•	Fringe benefits comparable to those received by salaried employees generally (not exceeding in the aggregate 10% of his base salary).

     Mr. Greenberg’s employment agreement was amended in October 2001 to provide that during his employment with the Company, and thereafter, the Company would maintain medical coverage, consistent with the standard of coverage currently available to the him, for (i) himself and his spouse for as long as they each shall live, and (ii) Mr. Greenberg’s dependant children until each child reaches the age of 24, unless prior to that time the child has become disabled, in which case the Company shall maintain insurance with respect to that child for as long as he/she shall live.

     During the May 31, 2003 fiscal year Mr. Greenberg exercised no stock options.

     President Compensation. For the fiscal year ended May 31, 2003 Mr. Weitzman was paid:

•	Base salary of $335,000.

•	Bonus of $70,000.

•	Fringe benefits comparable to those received by salaried employees generally (not exceeding in the aggregate 10% of his base salary).

     Mr. Weitzman’s employment agreement was amended in October 2001 to provide that during his employment with the Company, and thereafter, the Company would maintain medical coverage, consistent with the standard of coverage currently available to the him, for (i) himself and his spouse for as long as they each shall live, and (ii) Mr. Weitzman’s dependant children until each child reaches the age of 24, unless prior to that time the child has become disabled, in which case the Company shall maintain insurance with respect to that child for as long as he/she shall live.

     During the May 31, 2003 fiscal year Mr. Weitzman exercised 28,126 stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or was an Electro Rent officer or employee, or is related to any other member of the Compensation Committee, or any member of the Board, or any Electro Rent executive officer by blood, marriage or adoption.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Compensation Philosophy.

     In designing compensation programs, the Compensation Committee believes that compensation should reflect the value created for shareholders while supporting the Company’s strategic goals. In doing so, the compensation programs reflect the following principles:

•	Compensation should be meaningfully related to the value created for shareholders.

•	Compensation programs should support the short- and long-term strategic goals and objectives of the Company.

•	Compensation programs should reflect and promote the Company’s values, and reward individuals for outstanding contributions to the Company’s success.

     Executive compensation has consisted of three parts: base compensation, bonuses and stock options.

     In order to attract and retain well-qualified executives, which the Compensation Committee believes is crucial to the Company’s success, the Compensation Committee’s general approach to compensating executives is to pay cash salaries which are commensurate with the executives’ experience and expertise and, where relevant, are comparable with the salaries paid to executives in competitive businesses. Consequently, base salaries for the Company’s executives have been determined as part of the total compensation package by reference to such factors as salary history, competitive factors in the market, and relative merit. In recommending base compensation, the Compensation Committee has periodically called upon compensation consultants to submit compensation data from comparable companies, but did not do so in fiscal 2003, believing that the benefits would not be justified by the costs. Given current market conditions, both for executives and for the Company, the Compensation Committee decided not to give raises to any executive officers of the Company for fiscal 2004.

     The Compensation Committee recommends bonus awards on an annual basis taking into consideration all relevant factors including the performance of the particular executive and the success of management generally in carrying out the objectives of the Company. During fiscal 2003, the Company’s personnel worked diligently in improving operating efficiencies, resulting in substantial reductions of accounts receivable and selling, general and administrative costs. As a result, the Company was profitable in each quarter of the fiscal year, before the write-off of goodwill. On the other hand, due to continuing adverse conditions in the telecommunications industry, the Company had significantly decreased revenues and net income from fiscal 2002. To balance these facts, the Compensation Committee awarded management bonuses for fiscal 2003, but reduced the overall bonus pool by approximately the same percentage as the percentage reduction in the Company’s net income before income taxes and the impact of the write-off of goodwill.

     The Compensation Committee grants stock options to key employees of the Company, including Company Executives, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and to attract new employees with outstanding qualifications. In granting stock options, the Compensation Committee confers with senior management.

     In July 2002, stock options with an exercise price of $11.31 were granted to the Chief Executive Officer and four of the five highest paid executives as follows: Daniel Greenberg, 120,000 options; William Weitzman, 80,000 options; Gary B. Phillips, 50,000 options; Steven Markheim, 40,000 options; and Craig R. Jones, 20,000 options. The only options granted to Directors of the Company during fiscal 2003 were the standard annual grants to directors under the 2002 Option Plan (5,000 shares on initial election and 2,000 shares on reelection) and options for deferral of director fees under the Director Option Plan.

Compensation Procedure.

     In the first quarter of each fiscal year the Compensation Committee meets to review executive compensation and to make recommendations for executive bonuses for the fiscal year ended the preceding May 31st and base compensation for the then current fiscal year.

     The Chief Executive Officer and the President give the Compensation Committee a report and recommendation respecting each of the executives other than themselves. They also supply the Compensation Committee with whatever information the Compensation Committee requests concerning their own performance and any other aspects of the Company’s operations which might be relevant in fixing or recommending compensation for the Chief Executive Officer and the President.

     The Compensation Committee makes its recommendations to the Board. The Board fixes the compensation by appropriate resolutions. The Board followed all of the recommendations of the Compensation Committee with respect to fiscal 2003. The Chief Executive Officer and the President, both of whom are members of the Board, do not participate in the Board’s consideration of their compensation and absent themselves when their compensation is being considered and voted upon.

The Chief Executive Officer and the President.

     In 1986 the Company entered into written Executive Employment Agreements with Daniel Greenberg, the Chief Executive Officer, and with William Weitzman, the President. These agreements were amended in November 1988 and were further amended and restated in July 1992. The amended and restated employment agreements of each of Messrs. Greenberg and Weitzman were later amended by Amendment No. 1 in October 2001.

     In their present form the Agreements provide for a three year rolling term at a base salary of not less than $300,000 for the Chief Executive Officer and not less than $250,000 for the President. The contracts provide that the base salary is adjusted annually based upon the consumer price index and may be increased at any time by the Board or the Compensation Committee. Consistent with its actions with the other officers of the Company, the Compensation Committee did not increase the base salaries for the Executives for 2004, and each of the Executives waived the upward adjustment for increases in the consumer price index contained in his employment agreement.

     The Agreements provide that the Executive shall be entitled to receive bonuses and incentive compensation each year in addition to his base salary. In determining the amount of such bonus and incentive compensation, consideration is to be given to all pertinent factors including, but not limited to, the following:

“...historic policies and practices, business revenues, business profits, the quality of the Executive’s performance and the value of his contributions to the Company, the prevailing compensation levels for comparable executive officers in businesses of size, complexity and/or character similar to those of the Company.”

     For fiscal 2003, based on these factors and the Compensation Committee’s general analysis of the Company’s performance outlined above, the bonus for each of the Executives was reduced from their bonus for fiscal 2002 by approximately the same as the percentage reduction in the Company’s net income before income taxes and the impact of the write-off of goodwill.

     The Executives are also entitled to receive employee benefits comparable to those provided to its senior executives; family health care benefits upon retirement; and to certain other payments and benefits in case of the Executive’s involuntary termination including such termination following a change of control. A “change of control” is defined to include a transaction in which any person or entity becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s Common Stock. According to an amendment filed to a Schedule 13G on February 14, 2003, Private Capital Management, a passive investor in the Company, beneficially owns Common Stock aggregating more than 20% of the total outstanding Common Stock.

     No other executive officer of the Company is employed pursuant to a formal written employment agreement.

Dated: August 11, 2003

COMPENSATION AND STOCK OPTION COMMITTEE

S. Lee Kling, Chairman Gerald D. Barrone Nancy Y. Bekavac Joseph J. Kearns James S. Pignatelli

COMPARISON OF TOTAL SHAREHOLDER RETURN

     This graph compares our total shareholder return with (1) the NASDAQ (US) Index, (2) the Russell 2000 Index, and (3) the composite prices of the companies listed by Value Line, Inc. in its Industrial Services Group (“Peer Group”). Our Common Stock is listed in both the Russell 2000 Index and the Industrial Services Group. The comparison is over a five year period, beginning May 31, 1998 and ending May 31, 2003. The total shareholder return assumes $100 invested at the beginning of the period in our Common Stock and in each index. It also assumes reinvestment of all dividends.

Cumulative Five Year Total Return
Value of $100 Invested on May 31, 1998
Fiscal Years Ended May 31

	1998	1999	2000	2001	2002	2003

Electro Rent Corporation	100	52	45	67	54	43
NASDAQ Stock Market — US	100	141	193	120	92	92
Russell 2000	100	97	107	113	112	103
Value Line Industrial Services	100	96	105	109	91	77

PROPOSAL 2

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     On April 30, 2002, we dismissed Arthur Andersen LLP as the Company’s independent auditors. Our Audit Committee, with the ratification of both our Board and our shareholders selected the accounting firm of Deloitte & Touche LLP (“D&T”) as Electro Rent’s independent auditors for the fiscal year ended May 31, 2003. The Audit Committee and the Board have selected D&T as Electro Rent’s independent auditors for the fiscal year ended May 31, 2004, and that selection is now being submitted to the shareholders.

     During the year ended May 31, 2001 and through the subsequent interim period preceding the selection of D&T to act as the Company’s independent auditors, neither the Company nor anyone acting on its behalf consulted D&T regarding either the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, nor had D&T provided to Electro Rent a written report or oral advice regarding such principles or audit opinion. D&T has no financial interest of any kind in Electro Rent except the professional relationship between auditor and client.

     Audit Fees. We entered into an agreement with D&T on April 30, 2002, which was modified on April 10, 2003, fixing our aggregate fees at $96,000 for professional services rendered by D&T for the audit of our annual financial statements for the fiscal year ended May 31, 2003 and for the review of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year. As of August 11, 2003, all of these fees had been billed.

     Audit-Related Fees. All such fees are reported under the above paragraph entitled “Audit Fees.”

     Tax Fees. Aggregate fees billed by D&T for tax services rendered to Electro Rent, other than those described above under “Audit Fees,” during the fiscal year ended May 31, 2003 were $18,000.

     All Other Fees. None

     Attendance of Annual Meeting. A representative of D&T will be available at the Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.

Vote Required; Recommendation of the Board

     Proposal 2 must be approved by the shareholders holding (i) a majority of shares present, or represented, and voting at the Annual Meeting at which quorum is present. For this purpose, abstentions and broker non-votes will have no effect on the outcome of the vote unless such shares are necessary to satisfy the quorum requirement, in which case abstentions and broker non-votes will have the effect of a vote against the proposal.

     Notwithstanding the approval by the shareholders of the appointment of D&T, the Audit Committee may, if the circumstances warrant, appoint other independent auditors.

     THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED MAY 31, 2004.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
FOR PRESENTATION AT 2004 ANNUAL MEETING

     Any proposal which a shareholder wishes to have presented for consideration at the 2004 Annual Meeting, including any shareholder director nominees, must be received at our principal office, attention: Steven Markheim, Secretary, no later than April 30, 2004.

OTHER MATTERS

     As of the date of this proxy statement the Board does not intend to present, and has not been informed that any other person intends to present, any other matter for action at this meeting. If any other matter properly comes before the meeting, the holders of the proxies will act in each instance in accordance with their best judgment.

     In addition to the solicitation of proxies by mail, certain of our employees, without extra remuneration, may solicit proxies. We also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for the cost of forwarding the material. We will bear the cost of solicitation.

     Copies of our 2003 Annual Report are being mailed to shareholders. Additional copies and additional information, including our Annual Report on Form 10-K, filed with the SEC may be obtained by any shareholder without charge. Requests should be addressed to our principal office, attention: Steven Markheim, Secretary.

By order of the Board

/s/ Steven Markheim Steven Markheim Secretary

Van Nuys, California
August 11, 2003

ELECTRO RENT CORPORATION
6060 Sepulveda Boulevard
Van Nuys, California 91411-2512

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Daniel Greenberg, William Weitzman and Joseph J. Kearns as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designed below, all the shares of common stock of Electro Rent Corporation held of record by the undersigned on August 11, 2003 at the annual meeting of shareholders to be held on October 9, 2003, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

DETACH PROXY CARD HERE

1. ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY (to vote for all nominees listed below)	☐	EXCEPTIONS

Director Nominees: G. D. Barrone, N. Y. Bekavac, D. Greenberg, J. J. Kearns, S. L. Kling, J. S. Pignatelli, W. Weitzman
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)
EXCEPTIONS

2. PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE as the

independent auditors of the corporation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the seven nominees for directors and for proposals 2 and 3.

Please sign exactly as name appears of record on your stock certificates. When shares are held by joint tenants, both should sign.

Dated:                                                                             , 2003

Signature

Title

Signature, if held jointly

When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please Detach Here

You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope